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                                                                 Exhibit 99.12

FDA Panel Recommends
Approval With Conditions for KeraVision Intacs, a Non-Laser Treatment for Myopia

Product Is Designed to Restore Vision Without Glasses, Contacts

Fremont, CA (January 13, 1999) -- KeraVision, Inc. (Nasdaq: KERA), developer of a non-laser vision correction product for treating myopia, announced that the Ophthalmic Devices Panel of the U.S. Food and Drug Administration (FDA) has recommended approval with conditions for the company to sell its initial product, IntacsT, to treat nearsightedness. The panel, whose conditions had to do with labeling changes and a post-market surveillance study, issued its recommendation yesterday in Washington, DC.

Subject to final FDA approval, Intacs (known during clinical studies as the KeraVision Ring, or Intrastromal Corneal Ring) would become the first approved non-laser surgical treatment in the U.S. that is designed especially for people with -1.0 to -3.5 diopters of myopia, which effects an estimated 22 million adult Americans.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "Intacs are designed to offer the convenience of surgical vision correction and the peace of mind of being reversible in most but not all cases. This is the beginning, we believe, of a new category of vision correction that gives people the possibility of permanent correction without making a permanent choice."

Unlike laser procedures, Intacs are intended to reshape a cornea's curvature and correct vision by adding material to the eye, not by cutting or removing tissue. Intacs are designed to be surgically inserted without harming the eye's central optical zone.

Loarie added, "In our view, Intacs represent a technological breakthrough that can only heighten consumer interest in what already is a rapidly growing vision correction surgery market. KeraVision has created what we believe is a unique solution for a major segment of nearsighted adults."

Results of U.S. Clinical Studies

In clinical studies, 98 percent of patients achieved 20/40 vision or better with Intacs. A total of 78 percent of Intacs patients achieved 20/20 or better and 56 percent achieved 20/16 or better. Results at the end of one year of clinical follow-up were based on 410 treatments for -1.0 to -3.5 diopters of myopia. The treatments were performed at 11 clinical sites as part of U.S. Phase II and Phase III studies.

Intacs to treat -1.0 to -5.0 diopters of myopia are presently sold in Canada and in several European countries.

The company noted that the FDA panel recommendation is advisory only, and that the FDA is not bound by the recommendation.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild to moderate myopia (nearsightedness) and potentially for mild to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, market acceptance of KeraVision Intacs, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended September 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs, KeraVision Ring
and ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries